Exhibit 10.1

Chain Bridge I

100 El Camino Real

Ground Suite

Burlingame, CA 94010

July 14, 2022

Chain Bridge Group

100 El Camino Real, Ground Suite

Burlingame, CA 94010

Ladies and Gentlemen:

Reference is made to that certain Administrative Services Agreement, dated November 9, 2021 (the “Original Agreement”), between Chain Bridge I (the “Company”) and Chain Bridge Group (the “Sponsor”). For good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Company and the Sponsor hereby amend and restate the Original Agreement as follows:

Continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Company’s registration statement for the Company’s initial public offering (the “IPO”)) (such earlier date hereinafter referred to as the “Termination Date”), the Sponsor shall take steps directly or indirectly to make available to the Company certain office space, secretarial and administrative services as may be required by the Company from time to time, situated at 100 El Camino Real, Ground Suite, Burlingame, CA 94010 (or any successor location). In exchange therefore, the Company shall pay the Sponsor, from time to time, up to an amount in cash not to exceed the aggregate sum of $30,000 per month commencing on the effective date of the IPO and continuing monthly thereafter until the Termination Date. Sponsor hereby agrees that it does not have any right, title, interest or claim of any kind (a “Claim”) in or to any monies that may be set aside in a trust account (the “Trust Account”) that may be established in connection with and upon the consummation of the IPO and hereby irrevocably waives any Claim it presently has or may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This amended and restated letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This amended and restated letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

The parties may not assign this amended and restated letter agreement and any of their rights, interests, or obligations hereunder without the consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This amended and restated letter agreement shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

This amended and restated letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement.

Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this amended and restated letter agreement.

 [Signature Page Follows]

Very truly yours,

Chain Bridge I

By:	/s/ Michael Rolnick
Name:	Michael Rolnick
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Chain Bridge Group

By:	/s/ Michael Rolnick
Name:	Michael Rolnick
Title:	Manager

[Signature Page to Amended and Restated Administrative Services Agreement]